Exhibit 99.1

Contact:	David Young
TESSCO Technologies Incorporated
Chief Financial Officer
(410) 229-1380
young@tessco.com

For Immediate Release

TESSCO Announces Record Earnings for Fourth Quarter

Earnings Reach $0.32 per Share on Revenues of $128.3 Million

Financial Highlights

For the Quarter Ended March 30, 2008:

•                  Total revenues of $128.3 million, up 1 percent year-over-year.

•                  Monthly purchasing customers were up 2 percent year-over-year.

•                  SG&A expenses decreased by $500,000, or 2 percent year-over-year.

•                  Net income of $1.7 million, or $0.32 per share (diluted).

•                  EBITDA of $3.8 million, or $0.70 per share (diluted).

For the Fiscal Year Ended March 30, 2008:

•                  Total revenues of $521.0 million, up 6 percent year-over-year.

•                  Monthly purchasing customers were up 4 percent year-over-year.

•                  SG&A expenses down slightly year-over-year

•                  Net Income of $4.8 million, or $0.88 per share (diluted).

•                  EBITDA of $12.9 million, or $2.37 per share (diluted).

HUNT VALLEY, MARYLAND, APRIL 29, 2008 - TESSCO Technologies Incorporated (Nasdaq:TESS), a leading provider of the product and supply chain solutions needed to build, operate and use wireless networks and systems, today announced its results for the fourth quarter and fiscal year ended March 30, 2008.

				Sequential	Year-over-year
$ in millions, except buyers and per share figures	Q4 FY08	Q3 FY08	Q4 FY07	change	change
Buyers	8,763	8,640	8,585	1%	2%
Revenues	$128.3	$135.7	$127.0	-5%	1%
Gross Profit	$29.7	$30.4	$30.4	-2%	-2%
GP%	23.2%	22.4%	23.9%
Net Income	$1.7	$1.5	$1.6	11%	9%
Net Income as % of Revenues	1.3%	1.1%	1.2%
EPS, diluted	$0.32	$0.29	$0.28	10%	14%
EBITDA	$3.8	$3.9	$4.0	-2%	-5%
EBITDA per diluted share	$0.70	$0.72	$0.70	-3%	0%

See discussion of EBITDA and reconciliation to net income below.

-more-

			Year-over-year
$ in millions, except buyers and per share figures	FY08	FY07	change
Buyers	8,697	8,385	4%
Revenues	$521.0	$492.3	6%
Gross Profit	$117.0	$121.4	-4%
GP%	22.5%	24.7%
Net Income	$4.8	$7.0	-32%
Net Income as % of Revenues	0.9%	1.4%
EPS, diluted	$0.88	$1.17	-25%
EBITDA	$12.9	$17.0	-24%
EBITDA per diluted share	$2.37	$2.82	-16%

See discussion of EBITDA and reconciliation to net income below.

Commenting on the quarter and fiscal year, Chairman, President and CEO Robert B. Barnhill said, “I am very pleased that we delivered record earnings on slow revenue growth in a soft marketplace. Throughout the third and fourth quarters, the speed of execution on our customer service, availability, pricing, delivery, product cost, marketing, sales and operational initiatives resulted in margin and earnings improvement, allowing us to significantly exceed our fourth quarter plan and guidance.

We expect the current market conditions to continue throughout this fiscal year. However we plan to grow earnings, independent of revenue growth, through continued intense focus on productivity.  Increases in revenues will require the accelerated flawless execution of our initiatives to significantly increase the number of monthly purchasing customers and product cross sell through the expansion of our solutions focus and offering, Web-based marketing and sales organization.

TESSCO continues to expand its “Total Source” leadership in providing the products and solutions to build, operate, maintain and use the converging voice, video and data systems.   We expect that our opportunities will continue to expand, regardless of the overall economic environment.  We have the operational and financial platform in place, with the capacity and capability to provide superior value to existing and new customers and manufacturers, and believe we are well positioned to achieve accelerated revenue and profit growth.

As we enter our new fiscal year, I want to take the opportunity to thank our customers for their trust and business, our manufacturers, professionals and incredible team members for their dedicated contribution, and you, our shareowners, for your continued support.”

Fourth Quarter Corporate Financial Results (all comparisons are to last year’s fourth quarter unless indicated otherwise):

•                  Revenues, gross profit and gross margin

Revenues reached $128.3 million and gross profit totaled $29.7 million.  Gross margin was 23.2 percent compared to 23.9 percent as a result of the change in our repair components business, as well as product mix related to sales to our accessory retail tier one carrier.  However, not including sales of repair components and sales to our accessory retail tier one carrier, our gross margin was 26.0 percent in the fourth quarter compared to 24.0 percent in the third quarter and 24.8 percent in the fourth quarter of last year.

•                  Operating expenses

Operating expenses totaled $27.1 million, a decrease of 1.9 percent resulting from increased productivity in marketing and sales promotion, freight and operations; partially offset by increases in business generation compensation expenses as we continue to focus on increasing our sales organization.

•                  EBITDA

EBITDA totaled $3.8 million, or $0.70 per diluted share, compared to $4.0 million or $0.70 per diluted share.

•                  Net income

Net income totaled $1.7 million, or $0.32 per diluted share, compared with $1.6 million, or $0.28 per diluted share.

•                  Inventory

Inventory turns declined slightly to 7.6 from 7.9 driven by an increase in inventory since the beginning of this fiscal year to better meet the availability needs of our customers.

•                  Receivables

Days sales outstanding increased slightly from 35 to 38 partially due to the timing of sales and collections during the various quarters.

Fiscal Year 2008 Corporate Financial Results (all comparisons are to fiscal year 2007):

•                  Revenues, gross profit and gross margin

Revenues reached $521.0 million and gross profit totaled $117.0 million.  Gross margin was 22.5 percent compared to 24.7 percent as a result of the change in our repair components business, as well as product mix related to sales to our accessory retail tier one carrier.  Not including these two arrangements, our gross margin increased to 24.3 percent in fiscal year 2008, compared to 24.1 percent in fiscal year 2007.

•                  Operating expenses

Operating expenses totaled $108.9 million, a decrease of 0.3 percent resulting from decreased marketing and sales promotion, freight and bonus expenses.  During fiscal year 2008, no cash or equity bonuses were earned by the Company’s management.  The decreases were partially offset by increases in compensation related to our business generation and fulfillment functions.

•                  Net income

Net income totaled $4.8 million, or $0.88 per diluted share, compared with $7.0 million, or $1.17 per diluted share.

•                  Inventory

Inventory turns improved to 9.3 from 8.6 driven by the repair and components business with a large OEM changing to a consignment model in the fourth quarter of last fiscal year.  Other inventory has increased since the beginning of this fiscal year to better meet the availability needs of our customers.

•                  Receivables

Days sales outstanding increased from 33 to 35 partially due to the timing of sales and collections during the various quarters.

•                  Cash

At quarter end, our net cash balance was $2.1 million, and the balance outstanding on our revolving line of credit was $3.4 million.

Fiscal Year 2008 Line of Business Operational Results (all comparisons are to fiscal year 2007):

•                  Network Infrastructure Equipment

Revenues totaled $166.2 million, increasing 0.6 percent, as a result of higher sales of RF propagation and site support products, partially offset by lower sales of broadband products, which also carry lower gross margins than RF propagation and site support products.  Accordingly, gross margin in this line of business increased from 24.3 percent to 25.4 percent.  Buyers and purchases per buyer were essentially flat.

•                  Mobile Devices and Accessories

Revenues totaled $269.5 million, increasing 17.1 percent as a result of increases in sales of cellular accessories to resellers and users. Gross profit in this line of business increased as a result of higher sales to our tier one carrier, as well as to other retail customers. The gross margin to customers, excluding the tier one carrier, decreased slightly from 23.6 percent to 22.8 percent. These non tier one carrier customers, excluding consumers, grew by 7.0 percent, and their monthly purchases increased by 2.9 percent.

•                  Installation, Test and Maintenance

Revenues totaled $85.3 million, a 12.1 percent decrease. Gross profit margin decreased to 22.4 percent from 28.9 percent as a result of the restructured relationship of the repair and components business returning to historical levels as we previously advised. The gross margin for the non-repair parts portion of this line of business was 24.7 percent, compared to 22.6 percent. Buyers in this line of business declined 1.8 percent and purchases per buyer decreased by 10.5 percent.

Stock Buyback Program

During the fourth quarter, no shares of common stock were repurchased under our stock buyback program. To date 2,140,974 shares have been purchased under this program since it began in May 2003 at a total cost of approximately $28.3 million, or $13.20 per share. Up to 254,593 shares now remain available for repurchase from time to time in the open market, by block purchase, or through negotiated transactions, or possibly other transactions managed by broker-dealers. Purchases are funded from working capital and/or the Company’s credit facility.  No timetable has been set for the completion of the program. On March 30, 2008, approximately 5.2 million shares of common stock were outstanding.

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results and future prospects are based on current expectations and analysis. These statements are forward-looking, and actual results may differ materially

We currently expect that our earnings per share will be in the range of $1.10 to $1.40 for the fiscal year ending March 29, 2009. The wide range of the guidance reflects the possibility of improving market conditions and the accelerated execution of our growth and productivity initiatives.  The nature of our business is that we typically ship products within several days after booking orders; the lack of an order backlog makes it inherently difficult to forecast future results.

Conference Call

A conference call will be held on April 30, 2008 at 10:00 a.m. EDT to discuss the financial results for the fourth quarter of fiscal year 2008.  The conference call will also be available via Web cast by visiting: http://www.tessco.com/go/pressroom.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts, and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Non-GAAP Information
EBITDA, a measure used by management to evaluate its ongoing operations and as an indicator of its operating cash flow (in conjunction with its cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges) is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the Company’s diluted weighted average shares outstanding.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA as used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the Company’s non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO

TESSCO Technologies Incorporated is a provider of the product and supply chain solutions needed to build, operate and use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® provider of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill, contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for the purchase of our products and services, including credit risk; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; our inability to protect certain intellectual property, including systems and technologies on which we rely; and our inability to hire or retain for any reason our key professionals, management and staff.

TESSCO Technologies Incorporated

Consolidated Statements of Income

	Fiscal Quarters Ended			Fiscal Years Ended
	March 30, 2008	December 30, 2007	April 1, 2007	March 30, 2008	April 1, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$128,287,800	$135,732,000	$127,015,100	$520,968,200	$492,327,800
Cost of goods sold	98,542,400	105,329,600	96,597,200	403,978,800	370,916,400
Gross profit	29,745,400	30,402,400	30,417,900	116,989,400	121,411,400
Selling, general and administrative expenses	27,137,900	27,729,000	27,654,200	108,875,700	109,208,800
Income from operations	2,607,500	2,673,400	2,763,700	8,113,700	12,202,600
Interest, net	236,300	161,000	219,800	574,100	879,400
Income before provision for income taxes	2,371,200	2,512,400	2,543,900	7,539,600	11,323,200
Provision for income taxes	669,200	978,100	976,100	2,720,900	4,281,100
Net income	$1,702,000	$1,534,300	$1,567,800	$4,818,700	$7,042,100

Basic earnings per share	$0.33	$0.30	$0.30	$0.92	$1.22
Diluted earnings per share	$0.32	$0.29	$0.28	$0.88	$1.17
Basic weighted average shares outstanding	5,155,600	5,151,800	5,303,600	5,264,100	5,753,900
Diluted weighted average shares outstanding	5,374,300	5,374,400	5,683,100	5,463,400	6,016,000

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	March 30, 2008	April 1, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$2,086,200	$4,176,300
Trade accounts receivable, net	55,698,600	44,859,600
Product inventory	49,057,300	37,448,800
Deferred tax asset	4,048,800	3,460,100
Prepaid expenses and other current assets	1,827,500	1,959,500
Total current assets	112,718,400	91,904,300

Property and equipment, net	22,233,600	24,256,300
Goodwill, net	6,310,100	5,008,300
Other long-term assets	2,536,500	2,513,800
Total assets	$143,798,600	$123,682,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$64,433,400	$47,257,700
Payroll, benefits and taxes	3,014,400	6,658,500
Income and sales taxes	3,588,700	2,960,800
Accrued expenses and other current liabilities	1,253,600	1,143,800
Revolving line of credit	3,353,500	—
Current portion of long-term debt	360,400	356,200
Total current liabilities	76,004,000	58,377,000

Deferred tax liability	2,189,300	2,700,400
Long-term debt, net of current portion	3,842,600	4,203,200
Other long-term liabilities	1,611,100	1,250,800
Total liabilities	83,647,000	66,531,400

Shareholders’ Equity:
Preferred stock	—	—
Common stock	78,200	75,800
Additional paid in capital	32,087,400	27,463,700
Treasury stock, at cost	(33,454,300)	(27,216,200)
Retained earnings	61,552,900	56,806,300
Accumulated other comprehensive income	(112,600)	21,700
Total shareholders’ equity	60,151,600	57,151,300

Total liabilities and shareholder’s equity	$143,798,600	$123,682,700

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA)

	Fiscal Quarters Ended			Fiscal Years Ended
	March 30, 2008	December 30, 2007	April 1, 2007	March 30, 2008	April 1, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$1,702,000	$1,534,300	$1,567,800	$4,818,700	$7,042,100
Add:
Provision for income taxes	669,200	978,100	976,100	2,720,900	4,281,100
Interest, net	236,300	161,000	219,800	574,100	879,400
Depreciation and amortization	1,176,900	1,204,100	1,238,100	4,814,300	4,763,100
EBITDA	$3,784,400	$3,877,500	$4,001,800	$12,928,000	$16,965,700
EBITDA per diluted share	$0.70	$0.72	$0.70	$2.37	$2.82
Diluted weighted average shares outstanding	5,374,300	5,374,400	5,683,100	5,463,400	6,016,000

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary (Unaudited)

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended March 30, 2008:
Commercial/Government Revenue:
Public Carriers and Network Operators	$10,303	$517	$3,468	$14,288
Resellers	16,899	62,648	2,566	82,113
Users and Governments	12,244	3,658	13,613	29,515
Total Commercial/Government Revenue	39,446	66,823	19,647	125,916
Consumer Revenue	—	2,372	—	2,372
Total Revenue	$39,446	$69,195	$19,647	$128,288

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$2,662	$162	$915	$3,739
Resellers	4,457	12,414	889	17,760
Users and Governments	3,429	1,182	2,750	7,361
Total Commercial/Government Gross Profit	10,548	13,758	4,554	28,860
Consumer Gross Profit	—	885	—	885
Total Gross Profit	$10,548	$14,643	$4,554	$29,745

Change from the Quarter Ended April 1, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	(2.8)%	(23.0)%	(3.6)%	(3.9)%
Resellers	(3.5)%	2.5%	(3.6)%	1.0%
Users and Governments	9.1%	(4.4)%	(0.1)%	2.9%
Total Commercial/Government Revenue	0.3%	1.8%	(1.2)%	0.8%
Consumer Revenue	—	10.7%	—	10.7%
Total Revenue	0.3%	2.1%	(1.2)%	1.0%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(1.4)%	(17.8)%	5.1%	(0.7)%
Resellers	10.1%	(12.6)%	32.5%	(6.1)%
Users and Governments	37.2%	1.1%	(16.8)%	5.6%
Total Commercial/Government Gross Profit	14.1%	(11.6)%	(6.0)%	(2.7)%
Consumer Gross Profit	—	15.7%	—	15.7%
Total Gross Profit	14.1%	(10.3)%	(6.0)%	(2.2)%

Change from the Quarter Ended December 30, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	(25.2)%	(1.9)%	(6.4)%	(20.7)%
Resellers	(1.1)%	(0.5)%	10.7%	(0.3)%
Users and Governments	(10.8)%	10.0%	(14.1)%	(10.3)%
Total Commercial/Government Revenue	(11.5%	0.0%	(10.2)%	(5.5)%
Consumer Revenue	—	(3.0)%	—	(3.0)%
Total Revenue	(11.5)%	(0.1)%	(10.2)%	(5.5)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(18.0)%	10.2%	11.3%	(11.3)%
Resellers	(9.9)%	2.5%	31.1%	0.1%
Users and Governments	3.4%	21.5%	(15.6)%	(2.5)%
Total Commercial/Government Gross Profit	(8.3)%	3.9%	(4.3)%	(2.2)%
Consumer Gross Profit	—	(1.4)%	—	(1.4)%
Total Gross Profit	(8.3)%	3.6%	(4.3)%	(2.2)%

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Fiscal Year Ended March 30, 2008:
Commercial/Government Revenue:
Public Carriers and Network Operators	$46,977	$2,193	$13,199	$62,369
Resellers	69,839	243,549	9,548	322,936
Users and Governments	49,400	13,746	62,534	125,680
Total Commercial/Government Revenue	166,216	259,488	85,281	510,985
Consumer Revenue	—	9,983	—	9,983
Total Revenue	$166,216	$269,471	$85,281	$520,968

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$11,387	$633	$3,248	$15,268
Resellers	18,121	46,979	3,030	68,130
Users and Governments	12,778	4,319	12,798	29,895
Total Commercial/Government Gross Profit	42,286	51,931	19,076	113,293
Consumer Gross Profit	—	3,696	—	3,696
Total Gross Profit	$42,286	$55,627	$19,076	$116,989

Change from Fiscal Year Ended April 1, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	(5.5)%	(17.0)%	(7.7)%	(6.4)%
Resellers	4.7%	18.5%	(9.7)%	14.2%
Users and Governments	1.2%	(4.2)%	(13.3)%	(7.1)%
Total Commercial/Government Revenue	0.6%	16.6%	(12.1)%	5.4%
Consumer Revenue	—	32.9%	—	32.9%
Total Revenue	0.6%	17.1%	(12.1)%	5.8%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(4.1)%	(19.4)%	(6.6)%	(5.4)%
Resellers	9.3%	4.9%	16.5%	6.5%
Users and Governments	9.9%	(5.2)%	(41.7)%	(21.6)%
Total Commercial/Government Gross Profit	5.5%	3.6%	(32.0)%	(4.2)%
Consumer Gross Profit	—	17.5%	—	17.5%
Total Gross Profit	5.5%	4.4%	(32.0)%	(3.6)%

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